Exhibit 99.1

November 29, 2005

Donald E. Fowler

Dear Don,

I am pleased to extend an offer of employment to you for the position of Chief Executive Officer of SumTotal Systems, Inc. (the “Company”), effective November 29, 2005, reporting directly to the Board of Directors on the terms described below. Of course, the Company may change your position, duties and work location from time to time, as it deems necessary.

Your semi-monthly salary will be $16,666.67, which is equivalent to an annual amount of $400,000, less payroll deductions and all required withholdings. You will also be eligible to participate in the SumTotal Systems Executive Incentive Plan that provides you with the opportunity to earn up to an additional 60% of base salary annually.

You will be eligible to participate in SumTotal System’s standard benefit plans, which currently include medical, dental, vision, long-term disability and term life insurance; 401(k) plan; flexible spending plan, vacation of three weeks per year and holidays. Details about these benefit plans are available for your review. SumTotal Systems may modify benefits from time to time, as it deems necessary.

Effective today, November 29, 2005, the Board of Directors approved a grant of stock options for the purchase of up to 240,000 shares of SumTotal Systems common stock. This option will be granted pursuant to the SumTotal 2004 Equity Incentive Plan with vesting commencing on April 19, 2006 and vesting at 1/18, or 13,333 shares per each month of service thereafter.

As a condition of your employment, you agree to sign SumTotal System’s Proprietary Information and Inventions Agreement, which, among other things, prohibits unauthorized use or disclosure of SumTotal Systems proprietary information. This letter, together with your Proprietary Information and Inventions Agreement and the Officer’s Change in Control Agreement to be entered into by the Company and you if you accept this offer of employment, will form the complete and exclusive statement of your employment agreement with SumTotal Systems. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, including, without limitation, the Consulting Agreement entered into by you and the Company on October 25, 2005 and attached hereto as Exhibit A. Further, by signing below and indicating your acceptance of

Offer Letter: Donald Fowler

this offer, you represent that you may legally work in the United State of America and agree to provide the necessary supporting documentation. As a SumTotal Systems employee, you will be expected to abide by SumTotal Systems rules and regulations as outlined in the SumTotal Systems Employee Handbook.

This letter confirms your representations to us that: (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with SumTotal Systems, (ii) you will not disclose any trade secrets or confidential information of any third party to SumTotal Systems, and (iii) you do not know of any conflict that would restrict your employment with SumTotal Systems.

Your employment with SumTotal Systems is entered into voluntarily, and is an at-will employment relationship. As a result, you may terminate your employment with SumTotal Systems at any time and for any reason simply by notifying SumTotal Systems. Likewise, SumTotal Systems may terminate your employment at any time and for any reason, with or without cause or advanced notice. This at-will employment relationship cannot be changed except in writing signed by you and the Chair of the Company’s Board of Directors or the Compensation Committee Chair or their designee.

On your first day of employment, and no later than three business days after your start date, please be prepared to provide proof of your right to work in the United States, per federal law. This will entail showing us identification documents as listed in the Form I-9 from the US Department of Homeland Security.

This offer is contingent upon the successful completion of a comprehensive background check.

If you have any questions, please do not hesitate to call me.

We look forward to your favorable reply.

Sincerely,

/s/ John Coné

John Coné

Chair of Compensation Committee

Accepted:		Date: November 29, 2005
Donald E. Fowler

Start Date:	November 29, 2005